    As filed with the Securities and Exchange Commission on August 31, 1998

                                          Registration Statement No. 33-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                              MEDFORD BANCORP, INC.

             (Exact name of Registrant as specified in its charter)

            MASSACHUSETTS                                  29 HIGH STREET                                     04-3384928
   (State or Other Jurisdiction of                  MEDFORD, MASSACHUSETTS 02155                           (I.R.S. Employer
   Incorporation or Organization)                          (781) 395-7700                                 Identification No.)
                                              (Address of principal executive offices)


                 DEFERRED INVESTMENT PLAN FOR OUTSIDE DIRECTORS
                            (Full title of the Plan)

                                ARTHUR H. MEEHAN
                 Chairman, President and Chief Executive Officer
                              MEDFORD BANCORP, INC.
                                 29 High Street
                          Medford, Massachusetts 02155
                                 (781) 395-7700
                      (Name, address, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                                PAUL W. LEE, P.C.
                           Goodwin, Procter & Hoar LLP
                                 Exchange Place
                                Boston, MA 02109
                                 (617) 570-1590

                              --------------------

                                                  CALCULATION OF REGISTRATION FEE

===================================================-================================================================================
 TITLE OF SECURITIES TO BE        AMOUNT TO BE              PROPOSED MAXIMUM            PROPOSED MAXIMUM               AMOUNT OF
        REGISTERED               REGISTERED (1)         OFFERING PRICE PER SHARE    AGGREGATE OFFERING PRICE        REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.50
par value (2)                    250,000 shares                 $37.25(3)               $9,312,500.00                 $2,747.19
------------------------------------------------------------------------------------------------------------------------------------

(1) Plus such additional number of shares as may be required pursuant to the Deferred Investment Plan for Outside Directors described herein in the event of a stock dividend, reverse stock split, split-up, recapitalization or other similar event.

(2) Pursuant to a Shareholder Rights Plan, each share of Common Stock also has an associated preferred stock purchase right. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers an indeterminate amount of interests (including any associated preferred stock purchase rights) to be offered or sold pursuant to the Deferred Investment Plan for Outside Directors described herein.

(3) This estimate is made pursuant to Rule 457(c) and (h) under the Securities Act solely for the purpose of determining the amount of the registration fee on August 27, 1998, utilizing the average of the high and low sale prices reported on the Nasdaq National Market System on that date.

================================================================================

     This Registration Statement on Form S-8 relates to 250,000 additional shares of Common Stock of Medford Bancorp, Inc. (the "Registrant"), which may be issued under the Plan. The Registrant hereby incorporates by reference the contents of its Registration Statement on Form S-8, File No. 333-43273, filed with the Securities and Exchange Commission (the "Commission") on December 24, 1997, covering 100,000 shares of Common Stock.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The Registrant hereby incorporates by reference into this Registration Statement the documents listed in (a) through (c) below, which have previously been filed with the Commission:

     (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed with the Commission on March 23, 1998, pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act");

     (b) The Registrant's (i) Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, filed with the Commission on May 13, 1998, pursuant to the Exchange Act; (ii) Current Report on Form 8-K filed with the Commission on May 15, 1998, pursuant to the Exchange Act; and (iii) Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, filed with the Commission on August 14, 1998, pursuant to the Exchange Act; and

     (c) The description of the Registrant's Common Stock, par value $0.50 per share, contained in Exhibits 3.1 and 99.5 to the Registrant's Current Report on Form 8-K, as filed with the Commission on November 26, 1997.

     All documents filed by the Registrant or the Plan with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant is a Massachusetts corporation. Massachusetts General Laws Chapter 156B, Section 67 provides that a corporation may, subject to certain limitations, indemnify its directors, officers, employees and other agents, and persons who serve at its request as directors, officers, employees or other agents of another organization, or who serve at its request in any capacity with respect to any employee benefit plan, to the extent specified or authorized by the corporation's articles of organization, a by-law adopted by the stockholders, or a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors.

     Section 67 also provides that a corporation may purchase and maintain insurance against liability incurred by an officer or director in his capacity as officer or director, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him against such liability.

     Further, Massachusetts General Laws Chapter 156B, Section 13(b)(1 1/2) provides the right for a Massachusetts corporation to include in its articles of organization a provision that eliminates or limits the ability of a corporation and its stockholders to recover monetary damages from a director for a breach of fiduciary duty as a director, subject to certain exceptions.

     The Registrant's Amended and Restated By-laws (the "By-laws") provide that directors and officers of the Registrant shall, and in the discretion of the Board of Directors, non-officer employees may, be indemnified by the Registrant against liabilities and expenses arising out of service for or on behalf of the Registrant. The By-laws provide that such indemnification shall not be provided if it is determined that the action giving rise to the liability was not taken in good faith in the reasonable belief that the action was in the best interests of the Registrant. The By-laws provide that the indemnification provision in the By-laws does not limit any other right to indemnification existing independently of the By-laws.

     More specifically, Article VI, Section 1, of the By-laws provides the following definitions relating to the indemnification of directors and officers:

          For purposes of this Article: (a) "Officer" means any person who serves or has served as a Director of the Company or in any other office filled by election or appointment by the stockholders or the Board of Directors and any heirs or personal representatives of such person; (b) "Non-Officer Employee" means any person who serves or has served as an employee of the Company, but who is not or was not an Officer, and any heirs or personal representatives of such person; (c) "Proceeding" means any action, suit or proceeding, civil or criminal, brought or threatened in or before any court, tribunal administrative or legislative body or agency and any claim which could be the subject of a Proceeding; and (d) "Expenses" means any liability fixed by a judgment, order, decree or award in a Proceeding, any amount reasonably paid in settlement of a Proceeding and any professional fees or other disbursements reasonably incurred in a Proceeding.

     Article VI, Section 2, of the By-laws provides that the Registrant shall indemnify Officers as follows:

          Except as provided in Sections 4 and 5 of this Article VI, each Officer of the Company shall be indemnified by the Company against all Expenses incurred by such Officer in connection with any Proceedings in which such Officer is involved as a result of serving or having served (a) as an Officer or employee of the Company; (b) as a director, officer or employee of any wholly owned subsidiary of the Company; or (c) in any capacity with any other corporation, organization, partnership, joint venture, trust or other entity at the request or direction of the Company.

     Article VI, Section 3, of the By-laws provides that the Registrant shall indemnify Non-Officer Employees as follows:

          Except as provided in Sections 4 and 5 of this Article VI, each Non-Officer Employee of the Company may, in the discretion of the Board of Directors, be indemnified against any or all Expenses incurred by such Non-Officer Employee in connection with any Proceeding in which such Non-Officer Employee is involved as a result of serving or having served
     (a) as a Non-Officer Employee of the Company; (b) as a director, officer or employee of any wholly owned subsidiary of the Company; or (c) in any capacity with any other corporation, organization, partnership, joint venture, trust or other entity at the request or direction of the Company.

     Article VI of the By-laws also includes certain provisions relating to the scope of the indemnification for officers and directors of the Registrant and the procedures for determining entitlement to indemnification:

          SECTION 4. SERVICE AT THE REQUEST OR DIRECTION OF THE COMPANY. No indemnification shall be provided to an Officer or Non-Officer Employee with respect to serving or having served in any of the capacities described in Section 2(c) or 3(c) above unless the following two conditions are met:
     (a) such service was requested or directed in each specific case by vote of the Board of Directors prior to the occurrence of the event to which the indemnification relates, and (b) the Company maintains insurance coverage for the type of indemnification sought. In no event shall the Company be liable for indemnification under Section 2(c) or 3(c) above for any amount in excess of the proceeds of insurance received with respect to such coverage as the Company in its discretion may elect to carry. The Company may but shall not be required to maintain insurance coverage with respect to indemnification under Section 2(c) or 3(c) above. Notwithstanding any other provision of this Section 4, but subject to
     Section 5 of this Article VI, the Board of Directors may provide an Officer or Non-Officer Employee with indemnification under Section 2(c) or 3(c) above as to a specific Proceeding even if one or both of the two conditions specified in this Section 4 have not been met and even if the amount of the indemnification exceeds the amount of the proceeds of any insurance which the Company may have elected to carry, provided that the Board of Directors in its discretion determines it to be in the best interests of the Company to do so.

          SECTION 5. GOOD FAITH. No indemnification shall be provided to an Officer or to a Non-Officer Employee with respect to a matter as to which such person shall have been adjudicated in any Proceeding not to have acted in good faith in the reasonable belief that the action of such person was in the best interests of the Company. In the event that a Proceeding is compromised or settled so as to impose any liability or obligation upon an Officer or Non-Officer Employee, no indemnification shall be provided to said Officer or Non-Officer Employee with respect to a matter if there be a determination that with respect to such matter such person did not act in good faith in the reasonable belief that the action of such person was in the best interests of the Company. The determination shall be made by a majority vote of those Directors who are not involved in such Proceeding. However, if more than half of the Directors are involved in such Proceeding, the determination shall be made by a majority vote of a committee of three disinterested Directors chosen by the disinterested Directors at a regular or special meeting. If there are fewer than three
     (3) disinterested Directors, the determination shall be based upon the opinion of the Company's regular outside counsel.

          SECTION 6. PRIOR TO FINAL DISPOSITION. Unless otherwise provided by the Board of Directors or by the committee pursuant to the procedure specified in Section 5 of this Article VI, any indemnification provided for under this Article VI shall include payment by the Company of Expenses incurred in defending a Proceeding in advance of the final disposition of such Proceeding upon receipt of an undertaking by the Officer or Non-Officer Employee seeking indemnification to repay such payment if such Officer or Non-Officer Employee shall be adjudicated or determined to be not entitled to indemnification under this Article VI.

          SECTION 7. INSURANCE. The Company may purchase and maintain insurance to protect itself and any Officer or Non-Officer Employee against any liability of any character asserted against or incurred by the Company or any such Officer or Non-Officer Employee, or arising out of any such status, whether or not the Company would have the power to indemnify such person against such liability by law or under the provisions of this
     Article VI.

          SECTION 8. OTHER INDEMNIFICATION RIGHTS. Nothing in this Article VI shall limit any lawful rights to indemnification existing independently of this Article VI.

     Article VI(K) ("Limitation of Liability of Directors") of the Registrant's Amended Articles of Organization provides as follows:

          No director of Bancorp shall be personally liable to Bancorp or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that this Article shall not eliminate or limit any liability of a director (i) for any breach of the director's duty of loyalty to Bancorp or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Sections 61 or 62 of the Massachusetts Business Corporation Law, or (iv) with respect to any transaction from which the director derived an improper personal benefit.

          The provisions of this Article shall not eliminate or limit the liability of a director of Bancorp for any act or omission occurring prior to the date on which this Article became effective. No amendment or repeal of this Article shall adversely affect the rights and protection afforded to a director of Bancorp under this Article for acts or omissions occurring prior to such amendment or repeal. If the Massachusetts Business Corporation Law is hereafter amended to further eliminate or limit the personal liability of directors or to authorize corporate action to further eliminate or limit such liability, then the liability of the directors of Bancorp shall be eliminated or limited to the fullest extent permitted by the Massachusetts Business Corporation Law as so amended.

ITEM 8. EXHIBITS.

     The following is a complete list of exhibits filed or incorporated by reference as part of this Registration Statement.

       *4.1 Specimen certificate for shares of Common Stock of Medford Bancorp, Inc.

      **4.2 Articles IV, VI(A), VI(C) and VI(I)-(K) of the Amended Articles of Organization of Medford Bancorp, Inc.

     ***4.3 Articles II and V of the Amended and Restated By-laws of Medford Bancorp, Inc.

       23.1 Consent of Wolf & Company, P.C., as independent public accountants

       24.1    Power of attorney (included in Part II of this Registration
               Statement)

   ****99.1    Deferred Investment Plan for Outside Directors

   ****99.2    First Amendment to Deferred Investment Plan for Outside Directors

---------------------------

      * Filed as an exhibit to the Registrant's Current Report on Form 8-K, filed with the Commission on November 26, 1997, and incorporated herein by reference thereto.

     ** Filed as an exhibit to the Registrant's Current Report on Form 8-K, filed with the Commission on May 15, 1998, and incorporated herein by reference thereto.

    *** Filed as an exhibit to the Registrant's Annual Report on Form 10-K, filed with the Commission on March 23, 1998, and incorporated herein by reference thereto.

   **** Filed as an exhibit to the Registrant's Registration Statement on Form S-8, filed with the Commission on December 24, 1997, and incorporated herein by reference thereto.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Medford, Commonwealth of Massachusetts, on this 28th day of August, 1998.


                                  MEDFORD BANCORP, INC.



                                  By: /s/ Arthur H. Meehan
                                      ----------------------------------------
                                      Arthur H. Meehan
                                      Chairman, President and Chief Executive
                                      Officer


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of Medford Bancorp, Inc., hereby severally constitute and appoint Arthur H. Meehan and Phillip W. Wong and each of them acting singly, our true and lawful attorneys, with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement filed herewith and any and all amendments to said Registration Statement, and generally to do all such things in our names and in our capacities as officers and directors to enable Medford Bancorp, Inc. to comply with the provisions of the Securities Act, and all requirements of the Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities as of the dates indicated.


         SIGNATURE                               TITLE                                                DATE
         ---------                               -----                                                ----

/s/ Arthur H. Meehan                             Chairman, President, Chief                           August 28, 1998
----------------------------------------         Executive Officer and Director
Arthur H. Meehan                                 (principal executive officer)



/s/ Phillip W. Wong                              Executive Vice President, Treasurer                  August 28, 1998
----------------------------------------         and Chief Financial Officer
Phillip W. Wong                                  (principal financial and
                                                 accounting officer)



/s/ Edward D. Brickley                           Director                                             August 28, 1998
----------------------------------------
Edward D. Brickley


         SIGNATURE                               TITLE                                  DATE
         ---------                               -----                                  ----

/s/ David L. Burke                               Director                               August 28, 1998
----------------------------------------
David L. Burke

/s/ Paul J. Crowley                              Director                               August 28, 1998
----------------------------------------
Paul J. Crowley

/s/ Mary L. Doherty                              Director                               August 28, 1998
----------------------------------------
Mary L. Doherty


/s/ Edward J. Gaffey                             Director                               August 28, 1998
----------------------------------------
Edward J. Gaffey


/s/ Andrew D. Guthrie Jr., M.D.                  Director                               August 28, 1998
----------------------------------------
Andrew D. Guthrie Jr., M.D.


/s/ Robert A. Havern III                         Director                               August 28, 1998
----------------------------------------
Robert A. Havern III


/s/ Arthur H. Meehan                             Director                               August 28, 1998
----------------------------------------
Arthur H. Meehan


/s/ Eugene R. Murray                             Director                               August 28, 1998
----------------------------------------
Eugene R. Murray


/s/ Francis D. Pizzella                          Director                               August 28, 1998
----------------------------------------
Francis D. Pizzella

     Pursuant to the requirements of the Securities Act of 1933, the Trustee of the Deferred Investment Plan for Outside Directors has duly caused this Registration Statement to be signed by the undersigned, thereunto duly authorized, in the City of Somerville, Commonwealth of Massachusetts, on August 28, 1998.

                                         DEFERRED INVESTMENT PLAN FOR
                                         OUTSIDE DIRECTORS



                                         /s/ John J. Sheehan
                                         -------------------------------------
                                         John J. Sheehan
                                         Trustee

                                  EXHIBIT INDEX


     EXHIBIT
      NUMBER                   DESCRIPTION
     -------                   -----------

       *4.1 Specimen certificate for shares of Common Stock of Medford Bancorp, Inc.

      **4.2 Articles IV, VI(A), VI(C) and VI(I)-(K) of the Amended Articles of Organization of Medford Bancorp, Inc.

     ***4.3 Articles II and V of the Amended and Restated By-laws of Medford Bancorp, Inc.

       23.1 Consent of Wolf & Company, P.C., as independent public accountants

       24.1    Power of attorney (included in Part II of this Registration
               Statement)

   ****99.1    Deferred Investment Plan for Outside Directors

   ****99.2    First Amendment to Deferred Investment Plan for Outside Directors

---------------------------

      * Filed as an exhibit to the Registrant's Current Report on Form 8-K, filed with the Commission on November 26, 1997, and incorporated herein by reference thereto.

     ** Filed as an exhibit to the Registrant's Current Report on Form 8-K, filed with the Commission on May 15, 1998, and incorporated herein by reference thereto.

    *** Filed as an exhibit to the Registrant's Annual Report on Form 10-K, filed with the Commission on March 23, 1998, and incorporated herein by reference thereto.

   **** Filed as an exhibit to the Registrant's Registration Statement on Form S-8, filed with the Commission on December 24, 1997, and incorporated herein by reference thereto.